Exhibit 10.2 - Executive Officer Compensation

     The Board of the Bank, upon the recommendation of the Executive Officer Compensation Committee, approved the following principal terms of an employment agreement for Martin E. Plourd, President/Chief Operating Officer, effective January 1, 2009: (a) $250,000 annual base salary, subject to annual merit increases; (b) an annual bonus of up to 75% of annual base salary contingent upon meeting five performance standards (each worth 20% of the bonus amount) to be established from time to time, and subject to the Bank's satisfactory condition, as determined by the regulators; the satisfactory condition element can be waived by the Executive Officer Compensation Committee and the Board of Directors, if circumstances warrant such a waiver; (c) $1,000 per month car allowance; (d) participation in medical and other benefit plans offered to similarly titled employees; (e) continuation of the existing executive supplemental compensation agreement, with a Bank promise to add a change of control acceleration provision, if legally allowed to do so, such that acceleration can occur upon a termination of employment or change of employment (a good cause termination by Mr. Plourd), under certain circumstances, to be determined by Mr. Plourd and the Bank, within a period of time after a change of control; (f) as soon as practicable, and when legally permissible, the Board of the Company will grant to Mr. Plourd a 50,000 share stock option, one-third of the option will vest at the end of each of the next three successive 12-month periods after grant; (g) continuation of Mr. Plourd's existing deferred compensation plan; (h) continuation of Mr. Plourd's existing split dollar agreement; (i) upon termination by the Bank without cause, Mr. Plourd would receive one year's base salary ("Severance Amount"), an amount equal to the most recent bonus paid to Mr. Plourd and 12 months of medical and dental benefits, similar to those enjoyed by Mr. Plourd immediately prior to termination; (j) vesting of outstanding stock options upon a change of control; (k) upon a termination without cause by either party, Mr. Plourd will relinquish the Severance Amount if he competes with the Bank (as defined) during the one-year period after such termination; and (l) all payments upon termination are subject to the restrictions set forth in Section 409A of the Internal Revenue Code.

As soon as practicable and when legally permissible, Frank Basirico, Chief Executive Officer, the Board of the Company will grant a 50,000 share stock option, one-third of the option will vest at the end of each of the next three successive 12-month periods after grant.